This document is Cimpress’ first quarter fiscal year 2018 earnings commentary. This document contains slides and accompanying comments in the “notes” section below each slide. 1Cimpress N.V. Q1 FY2018 Earnings Presentation

Please read the above safe harbor statement. Additionally, a detailed reconciliation of GAAP and non-GAAP measures is posted in the appendix of the Q1 fiscal 2018 earnings presentation that accompanies these remarks. 2Cimpress N.V. Q1 FY2018 Earnings Presentation

This presentation is organized into the categories shown on the left-hand side of this slide. Robert Keane, CEO, and Sean Quinn, CFO, will host a live question and answer conference call tomorrow, November 2, 2017 at 7:30 a.m. U.S. Eastern daylight time which you can access through a link at ir.cimpress.com. 3Cimpress N.V. Q1 FY2018 Earnings Presentation

Reporting Changes

- Replaced adjusted NOPAT with Adjusted NOP
  - Removes "cash taxes attributable to the current period"; all other components are the same
- Inter-segment revenue recorded when businesses fulfill on behalf of others <u>in a different segment</u>
  - Inter-segment revenue is eliminated from consolidated revenue
  - Previously recorded via cost transfer
  - Impact not material today but we expect this to grow in the future
  - Activity between businesses within a single segment are not shown
- Additional cost transfers to improve the comparability of results between segments and central and corporate groups
- Recast historical results for all of the above changes are in our Financial and Operating Metrics spreadsheet on ir.cimpress.com

4

We have made three reporting changes at the start of fiscal year 2018 that reflect internal reporting changes we have made to improve our ability to measure returns on investments and reflect the increased financial clarity that we have gained from our decentralization.

First, our primary externally reported profitability metric will be Adjusted Net Operating Profit ("Adjusted NOP"). The only change relative to our prior Adjusted NOPAT metric is that it no longer includes the "cash taxes attributable to the current period". We do not use this view of "cash taxes attributable to the current period" internally and don't believe it was meaningful to readers of our financial results. As a reminder, the sum of the components of our Segment Profit will not equal our consolidated Adjusted NOP, since our central and corporate costs do not constitute a reportable segment, and we do not allocate the gains or losses from hedging contracts included in Adjusted NOP to our reportable segments since we hedge our net currency exposures at a Cimpress level. For clarity, we have changed the name of our segment profitability measure to "Segment Profit" though we haven't changed the underlying calculation other than for the cost allocation described below. Please note that unlevered free cash flow ("UFCF"), not Adjusted NOP or Segment Profit, is the in-year financial performance measure that we use internally. This is because UFCF is a primary input to our estimate of our uppermost financial objective: intrinsic value per share, and because UFCF incorporates factors such as working capital and cash taxes that impact the returns on invested capital which each business delivers to Cimpress. The SEC requires that our segment measure of profitability is not a liquidity measure, which is why we will continue to report Segment Profit. We believe Segment Profit and, on a consolidated basis, Adjusted NOP are good indicators of the underlying profitability trends in the business.

Second, we now present inter-segment fulfillment activity as revenue for the fulfilling business for purposes of measuring and reporting our segment financial performance. For example, if National Pen fulfills an order for Vistaprint, National Pen records both revenue and COGS for that order, and Vistaprint correspondingly records the amount of revenue recorded by National Pen as Vistaprint COGS. Previously, we would have recorded this inter-segment activity as a pure cost transfer. We made this change because we believe it will encourage our businesses to leverage each other when doing so will create value for each business. This inter-segment revenue is, of course, eliminated from our consolidated revenue so we do not double count revenue. Historically, the most meaningful inter-segment activity took place between Vistaprint and All Other Businesses, but we expect this to expand in the future as more businesses leverage each other via our mass customization platform. Please note that activity between businesses within a single segment are not presented in our segment financial results. For example, when our upload and print businesses produce on behalf of each other, this activity is eliminated within the single segment and, therefore, not seen in our external reporting. Tracking the growth of this inter-segment revenue will only help you understand when cross-segment transactions take place, but it will not give you a full picture of the amount of business being transacted between all of our businesses.

Third, we refined our historical segment profitability for the allocation of certain IT costs to further improve the comparability of profit results between segments and central and corporate groups, resulting in a small change to Segment Profit and central and corporate groups costs. These costs are for services performed by the Vistaprint business on behalf of our other businesses. The change has the effect of slightly increasing Vistaprint Segment Profit, and correspondingly reducing profit for our other segments and increasing costs within our central and corporate groups. This change results from the development and improvement of operating routines and reporting systems in the wake of our 2017 reorganization. We have recast historical results for all of the above changes in our Financial and Operating Metrics spreadsheet on ir.cimpress.com.

Cimpress N.V. Q1 FY2018 Earnings Presentation 4

As a reminder and as context for the initiatives and examples discussed in the remainder of this presentation, Cimpress' uppermost priorities are described above. Extending our history of success into the next decade and beyond in line with these top-level priorities is important to us. Even as we report results on a quarterly basis it is important for investors to understand that we manage to a much longer-term time horizon and that we explicitly forgo short-term actions and metrics except to the extent those short-term actions and metrics support our long-term goals. 5Cimpress N.V. Q1 FY2018 Earnings Presentation

Total revenue for the first quarter was $563.3 million, reflecting a 27% increase year over year in USD and a 24% increase in constant currencies. Excluding the revenue from the addition of our acquisitions in the past four quarters and from Albumprinter (which we divested in the quarter), constant-currency revenue growth was 12%. Our first quarter constant currency revenue growth by segment was in line with the commentary we provided at the beginning of the year, and we are pleased with the progress we are making to improve customer value in our various businesses. We believe our recent decentralization has contributed to improved operating results across the company, and we expect these benefits to compound over time. Our Q1 GAAP operating income increased significantly year over year to $46.6 million compared to an operating loss of $27.8 million in the year ago period, primarily due to a $47.5 million gain on the sale of our Albumprinter business in the current period, reduced acquisition-related costs, and the year-over-year savings from our January 2017 decentralization. Adjusted NOP increased to $10.4 million versus the year ago period due primarily to the savings from our January 2017 decentralization. 6Cimpress N.V. Q1 FY2018 Earnings Presentation

The quarterly trends for reported revenue and revenue growth by segment are illustrated above. A full discussion of segment performance is included in the next several slides, including the trend for constant-currency growth excluding recent acquisitions and divestitures. 7Cimpress N.V. Q1 FY2018 Earnings Presentation

Vistaprint

Q1 FY2018 highlights:

- Reported revenue of $319.0M
  - Year-over-year reported revenue growth of 11%
  - Year-over-year constant currency revenue growth of 10%
- Segment Profit of $30.9M
  - Up from $25.3M in Q1 FY17
  - Profit margin increased 100 bps year over year
  - Gross margin down year over year with investments in product selection and design services
  - Advertising spend as a percent of revenue was down 100 bps year over year for the first quarter

Vistaprint
Reported Revenue ($M) & Organic Constant Currency Revenue Growth



$268
$356
$291
$306
$287
$381
$323
$321
$319
10%
12%
12%
6%
10%
Revenue
Revenue Growth

Vistaprint
Segment Profit ($M) & Segment Profit Margin



$36
$85
$46
$48
$25
$67
$38
$38
$31
Segment Profit
Segment Profit Margin

Note: In Q1 FY18, we recast Vistaprint's historical segment revenue for inter-segment revenues relating to relationships that have previously existed and are expected to continue into future periods. Please see reconciliation of non-GAAP measures at the end of this presentation.

8

- First quarter revenue grew 11% in reported terms and 10% in constant-currency terms year over year. We saw continued growth in both repeat and new customer bookings, and our focus product categories of signage, marketing materials, promotional products and apparel continued to grow faster than total Vistaprint revenue. Repeat bookings as a percent of total bookings has been slowly but steadily increasing and we continue to see positive trends in our repeat rate, which for the quarter was the highest it's been since fiscal 2012.
- First quarter Segment Profit for Vistaprint was up by $5.6 million year over year primarily due to savings from our 2017 decentralization. Segment Profit margin was 10% in the first quarter, up 100 bps compared to the year ago period. Gross margin declined year over year as our expanded design services and new product introduction continue to create an unfavorable mix shift. Advertising as a percent of revenue declined 100 basis points year over year with typical fluctuations in both spend and revenue.
- As previously discussed at our investor day in August, one of Vistaprint's objectives is to optimize the large number of new products and services that were launched in fiscal 2017 and which we continue to launch in fiscal 2018: we believe that there are pricing and operating levers to improve the profitability of these products over time. That effort is underway but it will take time to scale and transition those new products and services from being net investments to being incrementally cash generative. Vistaprint has begun to make such improvements and will continue this effort throughout the year. While these investments in new products and services put pressure on current period profitability, we expect they will continue to help us attract higher-value customers, improve customer loyalty and grow gross profit dollars over time.
- Gross profit per customer in constant currencies was flat year over year. Although our gross margins have come down, this was largely offset by higher-value customers and improved repeat rates. Please note that starting with this quarter, gross profit per customer now includes products sold on the "Promotional Products" tab of Vistaprint's website, which has moved under Vistaprint management as a result of our 2017 reorganization.
- We continue to see stable to improving year-over-year customer loyalty (NPS) scores within Vistaprint.

We conclude from the combination of these trends that Vistaprint continues to strengthen as a result of the many changes and investments we have made over the past five years. We are optimistic about the progress we're making in Vistaprint and remain focused on achieving strong returns on the capital invested over those years. We also expect growth rates to fluctuate as we continue to make further investments that we believe will further improve the value proposition to Vistaprint customers, often at the expense of higher near-term revenue, gross margin and/or profit.

As previously described, we expect the year-over-year impact of our shipping price reduction within the Vistaprint business to be minimal for fiscal year 2018. The year-over-year profit impact for the first quarter was a slight benefit as returns from past changes more than offset the impact from new changes.

New and repeat bookings as a percent of total Vistaprint bookings, and advertising spend as a percent of revenue are presented in the appendix of this presentation.

Cimpress N.V. Q1 FY2018 Earnings Presentation

8

Our Upload and Print segment results during the first quarter were as follows. • Revenue grew 22% in reported terms and 16% in constant currencies. There were no acquisitions within the past 12 months for this segment, so both of these growth rates are organic. • Segment Profit was up by $1.3 million year over year due to improved profits in several businesses, partially offset by increased investments in technology and the expansion of support organizations. Segment Profit margin was 9% during the first quarter, compared to 10% in the year ago period. We continue to see evidence that the January 2017 decentralization is driving the desired impacts within Upload and Print in terms of a tighter connection between customer facing teams and the manufacturing groups, allowing the businesses to be more agile and work faster toward a common goal. We continue to see opportunities to shift production of certain products to lower-cost and/or higher quality options through the mass customization platform. The current benefits remain small, but we expect them to begin to grow through the fiscal year. The performance across the Upload and Print group varies, with a wide range of revenue growth and cash flow contribution by business. As described at our investor day in August 2017, the aggregate free cash flow of the full portfolio of Upload and Print businesses has exceeded our aggregate deal model plans to date, and we expect it to continue to do so in the future. 9Cimpress N.V. Q1 FY2018 Earnings Presentation

• National Pen's revenue during the first quarter was $59.7 million. Since we did not own this business in the year-ago period, reported revenue growth cannot be calculated as a percentage. On a pro forma basis, adjusted for a portion of its business that was discontinued before our acquisition closed, revenue declined 3% in constant currencies year over year. This quarter, we passed the anniversary of the discontinued operations, so that should not have a year-over-year impact going forward. We continue to expect single-digit constant currency revenue growth for National Pen in fiscal year 2018. As a reminder, National Pen made changes to its marketing team and approach in the second half of fiscal year 2017. We believe these are value-creating decisions even though they hurt near-term revenue. • First quarter Segment Profit was $1.2 million, or 2% of revenue. We expect National Pen to continue its pre-acquisition seasonal pattern that means most profits are made in the December quarter. We continue to work on targeted integration activities in line with those we discussed at investor day in August. We've made great progress here and multiple other Cimpress businesses have begun to tap into National Pen's offering via our mass customization platform. We've also delivered shipping and freight savings by leveraging Cimpress' contracts and scale advantages, as well as through moving decoration of products for National Pen's Japanese customers to the Cimpress Japan facility. We believe that these initiatives will drive attractive returns for National Pen and our other businesses over time. 10Cimpress N.V. Q1 FY2018 Earnings Presentation

All Other Businesses

Q1 FY2018 highlights:

- Sale of Albumprinter closed on August 31, 2017
- Reported segment revenue of $28.1M
  - Year-over-year reported revenue growth of 7%
  - Year-over-year constant currency revenue growth of 5%
  - Year-over-year constant currency revenue growth excluding impact of Albumprinter divestiture of 40%
- Segment Loss of $7.6M
  - Up from a loss of $9.8M in Q1 FY17

What businesses are in this reportable segment?	
corporate solutions	**Corporate Solutions**, a business serving the needs of retail partners, small- and medium-sized businesses and third-party merchants and franchise businesses. This is achieved via partnership with third party firms and with an internal startup business: Vistaprint Corporate.
printi 印士达 vistaprint	**Most of World**, focused on our emerging market portfolio, including operations in Brazil, China, India and Japan. Most of World is a small, but fast growing portfolio, building foundations in regions with large market opportunities.

All Other Businesses
Reported Revenue ($M) & Organic Constant Currency Revenue Growth



$32
4%
$48
6%
$31
(3)%
$28
(8)%
$26
(19)%
$45
(7)%
$28
(9)%
$29
7%
$28
40%
Q1FY16
Q2FY16
Q3FY16
Q4FY16
Q1FY17
Q2FY17
Q3FY17
Q4FY17
Q1FY18*
Revenue
Revenue Growth

All Other Businesses
Segment Profit ($M) & Segment Profit Margin



$(1)
$7
$(4)
$(11)
$(10)
$(2)
$(10)
$(9)
$(8)
Q1FY16
Q2FY16
Q3FY16
Q4FY16
Q1FY17
Q2FY17
Q3FY17
Q4FY17
Q1FY18
Segment Profit (Loss)
Segment Profit (Loss) Margin

** Q1FY18 All Other Businesses reported revenue and Segment Profit (loss) includes two months of Albumprinter results as it was divested on August 31, 2017.*

11

Our All Other Businesses segment includes Most of World businesses in Japan, India, Brazil and China, and our Corporate Solutions business. On August 31, 2017 we sold our Albumprinter business, net of transaction costs and based on the exchange rate as of the date of sale, for $93.1 million plus $11.9 million in pre-closing dividends. As a result of the sale, we recognized a gain of $47.5 million, net of transaction costs during the first quarter.

- First quarter revenue grew 7% in reported terms and 5% in constant currencies. Revenue growth was negatively impacted by the divestiture of our Albumprinter business as there were only two months of revenue and profits in the results. Constant-currency growth was 40% excluding the impact of the Albumprinter divestiture.

- First quarter Segment Profit (Loss) increased by $2.2 million year over year primarily due to incremental gross profit, driven by revenue growth and volume absorption. Segment Profit (Loss) margin improved from (37)% to (27)% year over year.

- During the quarter we recognized a restructuring charge of $0.7 million related to a restructuring initiative within this segment.

Corporate Solutions continues to build foundations for new growth opportunities and remains early in this process. The Most of World businesses continue strong growth off a relatively small base. Our objective in both of these young businesses remains the same: to build foundations for the long term in these large and heterogeneous markets. In both of these businesses we continue to operate at a significant operating loss as previously described and as planned, and expect to continue to do so in the next several years.

During the September quarter our Corporate Solutions team chose to shift resources away from its very early stage investments in Cimpress Open in order to concentrate on its Vistaprint Corporate offering. Cimpress Open will continue to serve some of its existing customers but we do not see this portion of Corporate Solutions growing in the future. Despite this change, our expectations for Corporate Solutions, in terms of investment and potential value creation, have not materially changed. Please note that this change does not mean that we are not connecting our businesses to third-party fulfillers. We currently connect to hundreds of external suppliers, and post decentralization, the responsibility for managing these relationships lies with the businesses that are selling those third-party products.

Cimpress N.V. Q1 FY2018 Earnings Presentation 11

Central and corporate costs consist primarily of global procurement, a central technology team whose responsibility is building and operating technology that we have chosen to keep central including our mass customization platform, and corporate services such as the corporate-level finance, CEO, board, investor relations, communications, strategy and legal functions. First quarter central and corporate costs of $28.3 million were flat year over year, as planned increases in software development investment was offset by savings in corporate services as a result of our fiscal 2017 decentralization. Our Cimpress Technology team continues to build and deploy our MCP, which is a growing set of software services and standards that deliver business and customer functionality to our various businesses. The objective of MCP is to build, over time, a large collection of services that: • Increase selection (i.e., the breadth and depth of delivery speed options, substrate choices, product formats, special finishes, etc. which we offer to our customers) • Improve conformance (i.e., the degree to which we deliver products to customers as specified, on time) • Reduce cost (i.e., the total cost of delivering any given selection in conformance with specification) • Enhance the quality of customer experience We remain early in the journey toward our vision for MCP, but we are encouraged by the steady progress we are making. As part of our 2017 decentralization, we redefined the scope of activities that would be managed centrally, and also changed our engagement model between Cimpress Technology and our businesses so that new capabilities are generated in the businesses, and therefore closer to our customers. This new approach has increased the internal adoption of our platform technologies. 12Cimpress N.V. Q1 FY2018 Earnings Presentation

As we have described already, we are seeing the intended benefits of our 2017 decentralization, including tightened coordination between marketing, technology and manufacturing resources that are now integrated into our various businesses, improved engagement between our businesses and our central technology resources resulting in increased adoption of our mass customization platform technologies, and an improved ability to assess which expenses and initiatives are likely to increase our intrinsic value and which ones are not. That decentralization resulted, among many other changes, in the transfer to Vistaprint of nearly three thousand team members who were previously in Cimpress-wide central teams. Furthermore, even prior to the decentralization, Vistaprint's business had been evolving as it adapts to changes in the market and continues to better understand the needs of its customers. Over recent years, its strategy has led the business to make many changes, including increasing by orders of magnitude the number of products offered, introducing new services, and designing and implementing new technologies to enable Vistaprint to evolve faster. The business is starting to see signs that the strategy is working, demonstrated by an acceleration in its growth rate and NPS scores being the highest in the company's history. Following more than six months of experience with their newly integrated organization, the Vistaprint leadership team has taken the difficult but appropriate decision to reduce Vistaprint headcount and other operating costs, simplify operations and even more closely align functions to increase the speed of execution. We believe these changes will improve the steady-state free cash flow of this business and, importantly, free up capital to reinvest in other areas of Vistaprint that provide the greatest benefit to our customers and our long-term shareholders. Cimpress expects the Vistaprint headcount and cost reductions to be largely implemented over the coming two months and believes they will reduce fiscal year 2018 operating expenses by between $20 million and $22 million. Certain of the actions that are being considered are subject to mandatory consultations with employees, works councils and/or governmental authorities. Based on a preliminary assessment of the potential actions, Cimpress expects to take a restructuring charge of approximately $15 million to $17 million during the quarter ending December 31, 2017, and we expect net savings for the full fiscal year 2018. The slide above has additional detail regarding the nature of the anticipated charge and savings. As mentioned, we expect a minority portion of the savings will be reinvested in other areas of Vistaprint so the annualized run-rate savings will be less than what would be implied by simply extrapolating the above partial-year savings range to a full year. That said, we do expect to realize the majority of these anticipated run-rate savings. This restructuring announcement is distinct from the Vistaprint efforts to improve, over time, gross profit from newer product lines that are not yet operating at scale. With that said, the restructuring should help us improve the financial returns on the investments we are making in the Vistaprint business, partly through a reduction in the cost structure where it makes sense, and partly by freeing up capital from the parts of the business that yield lower returns to redeploy elsewhere. We will provide additional information with our second quarter earnings announcement, after the restructuring is implemented. 13Cimpress N.V. Q1 FY2018 Earnings Presentation

No notes here - transition slide 14Cimpress N.V. Q1 FY2018 Earnings Presentation

The quarterly trends for reported revenue, constant-currency revenue growth, and constant-currency growth excluding recent acquisitions and divestitures are illustrated above. As noted earlier, the consolidated growth is positively impacted by the National Pen acquisition, for which we do not have a full year-over-year comparison. The Albumprinter divestiture did have a smaller negative impact on reported revenue growth this quarter, as we had two months of revenue in the current period, and three months in the year-ago period. 15Cimpress N.V. Q1 FY2018 Earnings Presentation

On a reported basis, the consolidated two-year stacked growth was 45% for the total of Q1 FY17 and Q1 FY18 versus approximately 31% for Q1 FY16 and Q1 FY17. The stacked growth rate for constant-currency organic revenue was approximately 18% for the total of Q1 FY17 plus Q1 FY18 compared to approximately 17% for the total of Q1 FY16 and Q1 FY17. The general trend in this number over time is encouraging to us as we believe it is a reflection of improving returns on past investments in our business. As a reminder, we have now passed the period of time during which our reported and organic revenue was negatively impacted by the loss of certain partner revenue. 16Cimpress N.V. Q1 FY2018 Earnings Presentation

Q1 FY2018: Profit Metrics
GAAP Operating Income (Loss)
GAAP Operating Income (Loss)
GAAP Operating Income Margin
$12
$68
($18)
$16
($28)
$34
($42)
($10)
$47
Q1 FY16
Q2 FY16
Q3 FY16
Q4 FY16
Q1 FY17
Q2 FY17
Q3 FY17
Q4 FY17
Q1 FY18
TTM GAAP Operating Income (Loss) &
Adjusted Net Operating Profit
TTM Operating Income (Loss)
TTM Adjusted NOP
$92
$145
$99
$158
$77
$170
$78
$172
$38
$151
$4
$122
$103
$96
$29
$103
Q1FY16
Q2FY16
Q3FY16
Q4FY16
Q1FY17
Q2FY17
Q3FY17
Q4FY17
Q1FY18
Adjusted Net Operating Profit
Adjusted NOP
Adjusted NOP Margin
$23
$87
$32
$30
$3
$57
$14
$22
$10
Q1FY16
Q2FY16
Q3FY16
Q4FY16
Q1FY17
Q2FY17
Q3FY17
Q4FY17
Q1FY18
GAAP Net Income (Loss)
GAAP Net Income (Loss)
GAAP Net Income Margin
$11
$59
($33)
$17
($29)
$35
($43)
($35)
$23
Q1FY16
Q2FY16
Q3FY16
Q4FY16
Q1FY17
Q2FY17
Q3FY17
Q4FY17
Q1FY18
In USD millions. Please see reconciliation of non-GAAP measures at the end of this presentation.
17

The quarterly trends for various measures of income and profit are illustrated above.

Operating income increased significantly versus the year ago period. The following year-over-year items positively influenced GAAP operating income in the first quarter:

- A $47.5 million gain on the sale of our Albumprinter business.
- Net restructuring savings of approximately $10 million related to the decentralization announced on January 25, 2017. These savings were realized largely in technology and development and general and administrative costs. From a segment reporting perspective, about half of the savings benefit Vistaprint's Segment Profit, with the bulk of the remaining benefit in our central and corporate costs.
- A year-over-year decrease in acquisition-related charges as follows: First, earn-out related charges were $15.1 million lower in the first quarter of 2018 versus the prior-year period. Share-based compensation related to investment consideration also decreased year-over year by $4.1 million. These reductions were partially offset by an increase in acquisition-related amortization of intangible assets of $2.5 million.
- Favorable year-over-year currency fluctuations that were offset below the line by year-over-year changes in realized gains or losses from hedging contracts in other income, net.

Adjusted NOP increased year over year primarily due to the 2017 decentralization savings.

The following below-the-line items also influenced our GAAP net income during the quarter:

- Our "Other expense, net" was $16.3 million. The vast majority of this is currency related. Please see the next slide for a detailed explanation of underlying currency drivers.
- "Total interest expense, net" was $13.1 million for the quarter.
    - Lease-related interest expense of $1.9 million is related to our Waltham, Massachusetts office facility. We include this lease-related interest expense in our Adjusted NOP calculation.
    - The remaining portion of $11.2 million is primarily related to our Senior Unsecured Notes and borrowings under our credit facility.

Cimpress N.V. Q1 FY2018 Earnings Presentation

17

Below is additional color on the impact of currency movements on our P&L this quarter. First, the currency impacts that affect our GAAP results and Adjusted NOP: • Our year-over-year revenue growth rate expressed in USD was positively impacted by about 300 basis points for the first quarter. Our most significant net currency exposures by volume are in the Euro and British Pound. • There are many natural expense offsets in our business, and therefore the net currency exposure to our bottom line is less pronounced than it is to revenue. • For certain currencies where we do have a net exposure because revenue and certain costs are not well matched, we enter into currency derivative contracts to hedge the risk. Realized gains or losses from these hedges are recorded in Other expense, net and offset some of the impact of currency elsewhere in our P&L. The realized loss on these currency derivative contracts was $0.6 million for the first quarter. Second, the currency impacts that further impact our GAAP results but that are excluded from our Adjusted NOP are other net currency losses of approximately $16 million for the first quarter, primarily related to unrealized non-cash net losses on intercompany loans and currency hedges. 18Cimpress N.V. Q1 FY2018 Earnings Presentation

Cash Flow and ROIC Highlights
TTM Cash Flow from Operations
$217 $212 $242 $247 $230 $200 $176 $157 $164
Q1 FY16 Q2 FY16 Q3 FY16 Q4 FY16 Q1 FY17 Q2 FY17 Q3 FY17 Q4 FY17 Q1 FY18
TTM Unlevered Free Cash Flow (1)
$134 $135 $160 $184 $164 $134 $107 $83 $91
Q1 FY16 Q2 FY16 Q3 FY16 Q4 FY16 Q1 FY17 Q2 FY17 Q3 FY17 Q4 FY17 Q1 FY18
TTM Capital Expenditures
Land & Facilities
Mfg & Automation
Other
CapEx as % of revenue
$84 $84 $88 $80 $75 $73 $75 $74 $75
5% 5% 5% 5% 4% 4% 4% 4% 3%
Q1 FY16 Q2 FY16 Q3 FY16 Q4 FY16 Q1 FY17 Q2 FY17 Q3 FY17 Q4 FY17 Q1 FY18
TTM Adjusted Return on Invested Capital (2)
TTM Adjusted ROIC
TTM Adjusted ROIC ex SBC
21% 22% 21% 20% 17% 13% 9% 8% 9%
18% 19% 19% 18% 15% 10% 6% 5% 6%
Q1 FY16 Q2 FY16 Q3 FY16 Q4 FY16 Q1 FY17 Q2 FY17 Q3 FY17 Q4 FY17 Q1 FY18
In USD millions, except percentages. Please see reconciliation of non-GAAP measures at the end of this presentation.
(1) Unlevered free cash flow does not include the value of capital leases.
(2) In Q1 FY 2018 we adjusted the ROIC calculation in the table above due to the elimination of our prior Adjusted NOPAT metric. The changes are that the tax used in the calculation is our cash taxes paid during the period, and we also added a view excluding share-based compensation for visibility.
19

As of September 30, 2017 cash and cash equivalents were approximately $42.8 million.

For the first quarter, we generated $16.4 million in cash from operations, compared with $9.6 million in the first quarter of fiscal 2017. The year-over-year increase in operating cash flow was primarily due to restructuring savings, cash flow growth in our Upload & Print businesses, lower cash taxes, and working capital improvements including those associated with the changes in our compensation programs in fiscal 2017 that we have previously outlined. The impact of the January 2017 decentralization savings is partially offset in operating cash flow by approximately $4 million of remaining severance payments made in the quarter. These increases were also offset by transaction costs for the Albumprinter sale, higher cash interest costs, and unfavorable working capital in our National Pen business based on its seasonality. The gain on the sale of Albumprinter does not influence operating cash flow.

Unlevered free cash flow was $(6.5) million in the first quarter compared to ($14.7) million in the same period a year ago due to the same reasons as our operating cash flow trends, partially offset by a slight uptick in capital expenditures and capitalized software and development costs.

Because we have moved away from Adjusted NOPAT, we have revised the calculation for adjusted return on invested capital (ROIC) which is simplified because it now uses cash taxes from the face of our cash flow statement. We also are now presenting adjusted ROIC with and without share based compensation for added visibility given the accounting impact of our recently changed long-term incentive program that requires awards to be expensed on an accelerated basis. On a trailing twelve-month basis, adjusted ROIC as of September 30, 2017 decreased versus the year-ago TTM period to approximately 6% including share-based compensation not related to investment consideration, and 9% excluding all share-based compensation expense, though we saw a slight sequential improvement. Adjusted ROIC is materially affected by the fact that the numerator is not yet benefiting from a full year of National Pen operating results, which are highly seasonal, yet the increased debt from National Pen is fully included in the denominator. This impact is exacerbated by our significant uplift in organic investments in 2017, and the adjusted ROIC including SBC is also impacted by the increased accounting cost of our new performance share units.

The GAAP operating measures which we use as a basis to calculate ROIC are total debt and operating income. The year-over-year trend in both measures was up.

Cimpress N.V. Q1 FY2018 Earnings Presentation 19

We provide commentary on EBITDA for our debt investors. Please note that we do not manage our overall business performance to EBITDA; however, we actively monitor it for purposes of ensuring compliance with debt covenants. Based on our debt covenant definitions, our total leverage ratio was 3.39 as of September 30, 2017, and our senior secured leverage ratio (which is senior secured debt to trailing twelve month EBITDA) was 2.25. Our debt covenants give pro forma effect for acquired and divested businesses that closed within the trailing twelve month period ending September 30, 2017. As often described, we are willing to temporarily go above our long-term total leverage ratio target of 3x TTM EBITDA for the right opportunity and with a path to de-lever below that target within a reasonable period of time. We continue to expect to manage our leverage back to approximately 3x TTM EBITDA by the end of calendar 2017. When including all acquired company EBITDA only as of the dates of acquisition, our adjusted EBITDA for Q1 FY2018 was $45.9 million, up 31.0% from Q1 FY2017 and our TTM adjusted EBITDA was $249.3 million, down 7.0% from the year-ago TTM period. This compares to the trends in operating income discussed on slide 17. In addition to the exclusion of depreciation and amortization (including acquisition-related amortization of intangible assets) which was up significantly year over year in the TTM period, the TTM EBITDA metrics exclude goodwill and other impairment charges, restructuring charges, as well as the share-based compensation costs that are included in our TTM GAAP operating income. During the quarter, we repurchased 452,820 Cimpress shares for $40.7 million inclusive of transaction costs, at an average price per share of $89.82. As we have described in the past, we consider share repurchases to be an important category of capital deployment. We make our share repurchase decisions by comparing the potential returns of share repurchase (by looking at the difference between our current share price and our estimate of intrinsic value per share) to the potential returns on other uses of that capital. Our choice to repurchase is also guided by our debt covenants. We have various covenants that prevent us from borrowing up to the maximum size of the credit facility as of September 30, 2017. Purchases of our ordinary shares, payments of dividends, and corporate acquisitions and dispositions are subject to more restrictive consolidated leverage ratio thresholds than our financial covenants when calculated on a pro forma basis in certain scenarios. Also, regardless of our leverage ratio, the credit agreement limits the amount of purchases of our ordinary shares, payments of dividends, corporate acquisitions and dispositions, investments in joint ventures or minority interests, and consolidated capital expenditures that we may make. These limitations can include annual limits that vary from year to year and aggregate limits over the term of the credit facility. Therefore, our ability to make desired investments may be limited during the term of our credit facility. We are currently in compliance with all of our debt covenants. Key financial covenants pertaining to our senior secured credit facility are: • Total leverage ratio not to exceed 4.5x TTM EBITDA (this steps up temporarily to 4.75x for 12 months after a material acquisition) • Senior leverage ratio not to exceed 3.25x TTM EBITDA (this steps up temporarily to 3.5x for 12 months after a material acquisition) • Interest coverage ratio of at least 3.0x TTM EBITDA 20Cimpress N.V. Q1 FY2018 Earnings Presentation

No notes here - transition slide 21Cimpress N.V. Q1 FY2018 Earnings Presentation

We have two housekeeping items to discuss: • First, our expectation for share-based compensation expense for fiscal year 2018 is now approximately $40 million. This is lower than the $45 million to $50 million that we previously expected, due to a combination of factors. The prior guidance was an estimate as the grant date fair value for fiscal 2018 annual PSU grants was not yet available and is sensitive to share price changes. This estimate does not yet incorporate a change related to the anticipated Vistaprint restructuring, which may cause the SBC expense in FY18 to be slightly lower than this revised estimate and will be updated next quarter. • Second, in Q1 FY18, we adopted the new standard ASU 2016-16, which relates to the accounting treatment of tax effects for intercompany transfers of assets. Under the old rules, the tax effects of intra-entity transfers were deferred until the transferred asset was sold to a third party or otherwise recovered through use. We were recording a $10 million - $12 million per year benefit through our GAAP tax provision from the previous transfer of intellectual property for Vistaprint and National Pen with a corresponding increase in our deferred tax assets. With the adoption of the new rules, as of the start of fiscal year 2018, we have now fully recognized the related tax benefits as a deferred tax asset on our balance sheet (through equity) and, starting this quarter, they will no longer flow through our GAAP tax provision. Therefore, there are some large balance sheet movements this quarter, with deferred tax assets increasing significantly, and a decrease in other current assets. Most importantly, the adoption of this new accounting standard in no way changes the cash tax benefits that we expect to receive in the future related to prior transfers of intellectual property, which are now simply all recognized in the balance sheet. 22Cimpress N.V. Q1 FY2018 Earnings Presentation

In summary, Q1 FY18 was a strong quarter for the reasons outlined above. We believe the capital we are allocating across our business, and the capital we are choosing to free up and/or redeploy, along with the organizational and strategic changes we implemented in fiscal year 2017, are solidifying our leadership position in mass customization and continuing to increase our intrinsic value per share. 23Cimpress N.V. Q1 FY2018 Earnings Presentation

Cimpress N.V. Q1 FY2018 Earnings Presentation Q&A Session Please go to ir.cimpress.com for the live Q&A call at 7:30 am EDT on November 2, 2017 Q1 Fiscal Year 2018 Financial and Operating Results Supplement

Revenue Growth Rates



Constant-Currency (1)
Reported
Constant-Currency Excl. TTM Acquisitions, Divestitures and Joint Ventures (1)
Reported Excl. TTM Acquisitions, Divestitures and Joint Ventures (1)
35%
30%
25%
20%
15%
10%
5%
0%
24%
12%
Q2FY15
Q3FY15
Q4FY15
Q1FY16
Q2FY16
Q3FY16
Q4FY16
Q1FY17
Q2FY17
Q3FY17
Q4FY17
Q1FY18
FY15
FY16
FY17

	FY15	FY16	FY17
Constant-currency growth	23%	24%	21%
Constant-currency growth excl. TTM Acquisitions & Divestitures	9%	11%	8%

(1) Please see non-GAAP reconciliation to reported revenue growth rates at the end of this presentation.

26

Reported Revenue by Segment

Quarterly, USD in millions



Vistaprint
Upload & Print
National Pen
All Other Businesses
$376.4
$31.7
$76.5
$268.2
$497.2
$48.2
$93.3
$355.7
$437.7
$30.6
$116.4
$290.7
$480.3
$27.7
$146.5
$306.1
$444.8
$26.3
$132.0
$286.5
$578.2
$45.0
$152.4
$380.8
$552.1
$28.0
$58.8
$142.5
$322.8
$565.9
$29.4
$53.9
$161.8
$320.8
$567.2
$28.1
$59.7
$160.4
$319.0
Q1FY16
Q2FY16
Q3FY16
Q4FY16
Q1FY17
Q2FY17
Q3FY17
Q4FY17
Q1FY18

	Q1FY16	Q2FY16	Q3FY16	Q4FY16	Q1FY17	Q2FY17	Q3FY17	Q4FY17	Q1FY18
Inter-segment Elimination	$(0.8)	$(0.9)	$(0.8)	$(1.1)	$(1.1)	$(1.4)	$(1.6)	$(1.6)	$(3.9)
Total Consolidated Revenue	**$375.7**	**$496.3**	**$436.8**	**$479.2**	**$443.7**	**$576.9**	**$550.6**	**$564.3**	**$563.3**

Q1 FY2018

Vistaprint
- 56% of total revenue
- 11% y/y growth
- 10% y/y constant currency growth

Upload and Print
- 28% of total revenue
- 22% y/y growth
- 16% y/y constant currency growth

National Pen
- 11% of total revenue
- 100% y/y growth
- 100% y/y constant currency growth

All Other Businesses
- 5% of total revenue
- 7% y/y growth
- 5% y/y constant currency growth

For a description of acquisitions, divestitures and JVs that are excluded from constant currency growth, please see reconciliation to reported revenue growth rates at the end of this presentation. Percentage of total revenue calculated based off of total segment revenues, inclusive of inter-segment revenues.

27

Cimpress N.V. Q1 FY2018 Earnings Presentation

Cimpress N.V. Q1 FY2018 Earnings Presentation Reported Revenue Growth (1) National Pen was acquired on December 30, 2016, and therefore reported revenue growth cannot be calculated as a percentage since we did not own this business in the year-ago period. (2) Q1FY18 All Other Businesses revenue growth impacted by the divestiture of Albumprinter business and includes only two months of revenue. 28 Organic Constant Currency Revenue Growth (excl. TTM acquisitions/divestitures) N/A N/A (1) National Pen was acquired on December 30, 2016, and therefore organic constant currency revenue growth cannot be calculated as a percentage since we did not own this business in the year-ago period. N/A 29

Cimpress N.V. Q1 FY2018 Earnings Presentation Vistaprint Bookings Mix & Advertising Spend % TTM Bookings from Repeat Orders % TTM Bookings from New Orders 30 Segment Profit Quarterly, USD in millions Segment Profit Segment Profit Margin Note: In Q1FY18, we recast historical segment profitability for the allocation of certain IT costs, which previously burdened our Vistaprint business, but have now been allocated to each of our businesses in fiscal 2018. 31

Segment Profit Reconciliation to OI

Quarterly, in thousands

Segment Profit	Q1FY16	Q2FY16	Q3FY16	Q4FY16	Q1FY17	Q2FY17	Q3FY17	Q4FY17	Q1FY18
Vistaprint	$36,138	$85,021	$45,631	$48,157	$25,272	$67,016	$37,627	$37,772	$30,895
Upload and Print	$10,543	$14,877	$15,448	$17,339	$13,451	$16,798	$12,983	$19,957	$14,768
National Pen	N/A	N/A	N/A	N/A	N/A	N/A	($3,226)	$1,001	$1,185
All Other Businesses	($1,213)	$6,750	($3,996)	($10,869)	($9,752)	($2,107)	($10,085)	($9,361)	($7,551)
Total Segment Profit	**$45,468**	**$106,648**	**$57,083**	**$54,627**	**$28,971**	**$81,707**	**$37,299**	**$49,369**	**$39,297**
Central and corporate costs	($22,589)	($23,105)	($26,077)	($25,901)	($28,186)	($31,228)	($28,028)	($30,653)	($28,257)
Acquisition-related amortization and depreciation	($9,782)	($9,655)	($10,879)	($10,518)	($10,213)	($10,019)	($13,508)	($12,662)	($12,687)
Earn-out related charges (1)	($289)	($3,413)	($883)	($1,793)	($16,247)	($7,010)	($4,882)	($12,245)	($1,137)
Share-based compensation related to investment consideration	($802)	($1,735)	($1,168)	($1,130)	($4,103)	($601)	($375)	($4,559)	($40)
Certain impairments (2)	$—	($3,022)	($37,582)	($1,216)	—	—	($9,556)	—	—
Restructuring related charges	($271)	($110)	—	—	—	($1,100)	($24,790)	($810)	($854)
Interest expense for Waltham lease	$350	$2,001	$1,975	$1,961	$1,970	$1,956	$1,897	$1,904	$1,911
Gain on the purchase or sale of subsidiaries	—	—	—	—	—	—	—	—	$48,380
Total (loss) income from operations	**$12,085**	**$67,609**	**($17,531)**	**$16,030**	**($27,808)**	**$33,705**	**($41,943)**	**($9,656)**	**$46,613**

(1) Includes expense recognized for the change in fair value of contingent consideration & compensation expense related to cash-based earn-out mechanisms dependent upon continued employment.
(2) Includes the impact of impairments or abandonments of goodwill and other long-lived assets as defined by ASC 350 - "Intangibles-Goodwill and Other" or ASC 360- "Property, plant, and equipment."
(3) Includes the impact of the gain on the sale of Albumprinter, as well as a bargain purchase gain as defined by ASC 805-30 for an acquisition in which the identifiable assets acquired and liabilities assumed are greater than the consideration transferred, that was recognized in general and administrative expense in our consolidated statement of operations during the three months ended September 30, 2017.

32

Share-Based Compensation

Quarterly, USD in millions



Other Share-Based Compensation
Investment Consideration (Acquisition-Related SBC)
$5.7
$0.5
$5.2
$6.4
$1.1
$5.3
$6.6
$1.5
$5.1
$5.3
$0.5
$4.8
$6.2
$0.8
$5.4
$6.1
$1.7
$4.4
$6.0
$1.2
$4.8
$5.6
$1.1
$4.5
$11.6
$4.1
$7.5
$11.3
$0.6
$10.7
$12.8
$0.4
$12.4
$13.0
$4.6
$8.4
$6.9
$6.9
Q1FY15
Q2FY15
Q3FY15
Q4FY15
Q1FY16
Q2FY16
Q3FY16
Q4FY16
Q1FY17
Q2FY17
Q3FY17
Q4FY17
Q1FY18*
FY15 $24.1
FY16 $23.8
FY17 $48.6

**Q1FY18 investment consideration of acquisition-related SBC was immaterial.*
Note: Share-based compensation excludes SBC-related tax adjustment. Q4 FY17 includes incremental expense for the accelerated vesting of the Printi shares due to current period amendment to the arrangement. In Q3FY17 there was a $6.3M acceleration of share-based compensation expense related to our restructuring activities undertaken in that period. Q1 FY17 includes modification expense related to the RSA granted as part of the Tradeprint acquisition. Starting in Q1 FY17 results include the effect of our new shareholder-approved LTI program which includes performance share units which have a different accounting treatment than restricted share units.

33

Cimpress N.V. Q1 FY2018 Earnings Presentation

Cimpress N.V. Q1 FY2018 Earnings Presentation Balance Sheet Highlights Balance sheet highlights, USD in millions, at period end 9/30/2016 12/31/2016 3/31/2017 6/30/2017 9/30/2017 Total assets $1,456.3 $1,663.9 $1,637.9 $1,679.9 $1,696.1 Cash and cash equivalents $53.6 $49.6 $43.5 $25.7 $42.8 Total current assets $175.2 $242.0 $216.8 $246.0 $233.9 Property, plant and equipment, net $495.2 $505.3 $513.1 $511.9 $511.9 Goodwill and intangible assets $680.2 $821.5 $796.1 $790.9 $794.5 Total liabilities $1,243.9 $1,522.3 $1,510.6 $1,559.2 $1,527.8 Current liabilities $331.7 $436.0 $429.5 $449.5 $453.8 Long-term debt $654.3 $830.0 $860.2 $847.7 $800.9 Shareholders’ Equity attributable to Cimpress NV $147.2 $99.5 $84.4 $75.0 $84.2 Treasury shares (in millions) 12.4 13.0 12.9 12.7 13.1 Note: June 30, 2017 cash and cash equivalents excludes $12.0M of cash classified as part of "held for sale" 34 Appendix Including a Reconciliation of GAAP to Non-GAAP Financial Measures

Cimpress N.V. Q1 FY2018 Earnings Presentation About Non-GAAP Financial Measures • To supplement Cimpress' consolidated financial statements presented in accordance with U.S. generally accepted accounting principles, or GAAP, Cimpress has used the following measures defined as non-GAAP financial measures by Securities and Exchange Commission, or SEC, rules: adjusted EBITDA, free cash flow, unlevered free cash flow, trailing twelve month return on invested capital, Adjusted NOP, constant-currency revenue growth and constant-currency revenue growth excluding revenue from acquisitions, divestitures and joint ventures from the past twelve months. Please see the next two slides for definitions of these items. • These non-GAAP financial measures are provided to enhance investors' understanding of our current operating results from the underlying and ongoing business for the same reasons they are used by management. For example, as we have become more acquisitive over recent years we believe excluding the costs related to the purchase of a business (such as amortization of acquired intangible assets, contingent consideration, or impairment of goodwill) provides further insight into the performance of the underlying acquired business in addition to that provided by our GAAP operating income. As another example, as we do not apply hedge accounting for our currency forward contracts, we believe inclusion of realized gains and losses on these contracts that are intended to be matched against operational currency fluctuations provides further insight into our operating performance in addition to that provided by our GAAP operating income. We do not, nor do we suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. • For more information on these non-GAAP financial measures, please see the tables captioned “Reconciliations of Non-GAAP Financial Measures” included at the end of this release. The tables have more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliation between these financial measures. 36 Non-GAAP Financial Measures Definitions Non-GAAP Measure Definition Free Cash Flow FCF = Cash flow from operations – capital expenditures – purchases of intangible assets not related to acquisitions – capitalized software expenses + payment of contingent consideration in excess of acquisition-date fair value + gains on proceeds from insurance Unlevered Free Cash Flow Unlevered Free Cash Flow = Free Cash Flow as defined above + cash paid during the period for interest - interest expense associated with Waltham lease Adjusted Net Operating Profit (NOP) Adjusted NOP = GAAP operating income + the impact of M&A related items including acquisition-related amortization and depreciation, the change in fair value of contingent consideration, and expense for deferred payments or equity awards that are treated as compensation expense + the impact of unusual items such as discontinued operations, restructuring related charges, and impairments -interest expense related to our Waltham office lease + realized gains or losses from currency derivatives that are not included in operating income as we do not apply hedge accounting Trailing Twelve Month Return on Invested Capital ROIC = Adjusted NOP / (debt + redeemable non-controlling interest + total shareholders equity – excess cash)Adjusted NOP is defined above.Excess cash is cash and equivalents > 5% of last twelve month revenues; if negative, capped at zeroOperating leases have not been converted to debt Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) Adjusted EBITDA = Operating Income + depreciation and amortization (excluding depreciation and amortization related to our Waltham office lease) + share-based compensation expense + proceeds from insurance + earn-out related charges + certain impairments + restructuring related charges + realized gains or losses on currency derivatives - interest expense related to our Waltham office lease -gain on purchase or sale of subsidiaries Constant-Currency Revenue Growth Constant-currency revenue growth is estimated by translating all non-U.S. dollar denominated revenue generated in the current period using the prior year period’s average exchange rate for each currency to the U.S. dollar. Constant Currency Revenue Growth, excluding TTM Acquisitions Constant-currency revenue growth excluding revenue from trailing twelve month acquisitions excludes the impact of currency as defined above and revenue from acquisitions for which there is not a full-quarter year-over-year comparison. Two-year stacked constant-currency organic revenue growth Two-year stacked growth is computed by adding the revenue growth from the current period referenced and that of the same fiscal period ended twelve months prior. Constant-currency revenue growth excluding revenue from trailing twelve month acquisitions is defined directly above. 37

Reconciliation: Unlevered Free Cash Flow

Quarterly, in thousands

	Q1 FY17	Q1 FY18
Net cash provided by operating activities	$9,600	$16,379
Purchases of property, plant and equipment	($19,319)	($20,457)
Purchases of intangible assets not related to acquisitions	($26)	($24)
Capitalization of software and website development costs	($8,312)	($8,934)
Free cash flow	**($18,057)**	**($13,036)**
Plus: cash paid during the period for interest	$5,362	$8,430
Less: Interest expense for Waltham lease	($1,970)	($1,911)
Unlevered free cash flow	**($14,665)**	**($6,517)**
Reference:		
Value of capital leases	$2,077	—

38

Reconciliation: Unlevered Free Cash Flow

TTM, in thousands

	TTM Q1FY16	TTM Q2FY16	TTM Q3FY16	TTM Q4FY16	TTM Q1FY17	TTM Q2FY17	TTM Q3FY17	TTM Q4FY17	TTM Q1FY18
Net cash provided by operating activities	$216,509	$212,151	$242,142	$247,358	$229,532	$199,702	$175,782	$156,736	$163,515
Purchases of property, plant and equipment	($83,522)	($84,410)	($88,349)	($80,435)	($75,361)	($73,146)	($74,710)	($74,157)	($75,295)
Purchases of intangible assets not related to acquisitions	($522)	($507)	($502)	($476)	($145)	($162)	($133)	($197)	($195)
Capitalization of software and website development costs	($18,694)	($22,001)	($22,990)	($26,324)	($29,726)	($33,307)	($36,818)	($37,307)	($37,929)
Payment of contingent consideration in excess of acquisition-date fair value	$8,055	$8,055	$6,806	$8,613	$8,613	$8,613	$8,613	—	—
Proceeds from insurance related to investing activities	$2,075	$3,624	$3,624	$3,624	$1,549	—	—	—	—
Free cash flow	**$123,901**	**$116,912**	**$140,731**	**$152,360**	**$134,462**	**$101,700**	**$72,734**	**$45,075**	**$50,096**
Plus: cash paid during the period for interest	$10,611	$20,663	$24,036	$37,623	$37,623	$39,780	$42,171	$45,275	$48,343
Less: Interest expense for Waltham lease	($350)	($2,351)	($4,326)	($6,287)	($7,907)	($7,862)	($7,784)	($7,727)	($7,668)
Unlevered free cash flow	**$134,162**	**$135,224**	**$160,441**	**$183,696**	**$164,178**	**$133,618**	**$107,121**	**$82,623**	**$90,771**
Reference:									
Value of capital leases	$12,385	$6,449	$11,301	$7,535	$7,219	$9,430	$12,390	$14,422	$12,345

39

Cimpress N.V. Q1 FY2018 Earnings Presentation

Reconciliation: Unlevered Free Cash Flow

Annual, in thousands

	FY06	FY07	FY08	FY09	FY10	FY11	FY12	FY13	FY14	FY15	FY16	FY17
Net cash provided by operating activities	$34,637	$54,377	$89,032	$129,654	$159,973	$165,149	$146,749	$141,808	$153,739	$242,022	$247,358	$156,736
Purchases of property, plant and equipment	($24,929)	($62,982)	($62,740)	($76,286)	($101,326)	($37,405)	($46,420)	($78,999)	($72,122)	($75,813)	($80,435)	($74,157)
Purchases of intangible assets not related to acquisitions	—	—	($1,250)	—	—	($205)	($239)	($750)	($253)	($250)	($476)	($197)
Capitalization of software and website development costs	($2,656)	($4,189)	($5,696)	($7,168)	($6,516)	($6,290)	($5,463)	($7,667)	($9,749)	($17,323)	($26,324)	($37,307)
Payment of contingent consideration in excess of acquisition-date fair value	—	—	—	—	—	—	—	—	—	$8,055	$8,613	—
Proceeds from insurance related to investing activities	—	—	—	—	—	—	—	—	—	—	$3,624	—
Free cash flow	**$7,052**	**($12,794)**	**$19,346**	**$46,200**	**$52,131**	**$121,249**	**$94,627**	**$54,392**	**$71,615**	**$156,691**	**$152,360**	**$45,075**
Plus: cash paid during the period for interest	$1,089	$1,789	$1,635	$1,391	$883	$219	$1,487	$4,762	$6,446	$8,520	$37,623	$45,275
Less: interest expense for Waltham lease	—	—	—	—	—	—	—	—	—	—	($6,287)	($7,727)
Unlevered Free Cash Flow	**$8,141**	**($11,005)**	**$20,981**	**$47,591**	**$53,014**	**$121,468**	**$96,114**	**$59,154**	**$78,061**	**$165,211**	**$183,696**	**$82,623**

Reference:

Value of capital leases	—	—	—	—	—	—	—	—	$300	$13,193	$7,535	$14,422

40

Reconciliation: Adjusted NOP

Quarterly, in thousands

	Q1FY16	Q2FY16	Q3FY16	Q4FY16	Q1FY17	Q2FY17	Q3FY17	Q4FY17	Q1FY18
GAAP operating (loss) income	$12,085	$67,609	($17,531)	$16,030	($27,808)	$33,705	($41,943)	($9,656)	$46,613
Exclude expense (benefit) impact of:									
Acquisition-related amortization and depreciation	$9,782	$9,655	$10,879	$10,518	$10,213	$10,019	$13,508	$12,662	$12,687
Earn-out related charges (1)	$289	$3,413	$883	$1,793	$16,247	$7,010	$4,882	$12,245	$1,137
Share-based compensation related to investment consideration	$802	$1,735	$1,168	$1,130	$4,103	$601	$375	$4,559	$40
Certain impairments (2)	—	$3,022	$37,582	$1,216	—	—	$9,556	—	—
Restructuring related charges	$271	$110	—	—	—	$1,100	$24,790	$810	$854
Less: Interest expense associated with Waltham lease	($350)	($2,001)	($1,975)	($1,961)	($1,970)	($1,956)	($1,897)	($1,904)	($1,911)
Less: Gain on the purchase or sale of subsidiaries (3)	—	—	—	—	—	—	—	—	($48,380)
Include: Realized (losses) gains on certain currency derivatives not included in operating income	$316	$3,319	$1,391	$837	$1,888	$6,839	$4,591	$3,156	($634)
Adjusted NOP	**$23,195**	**$86,862**	**$32,397**	**$29,563**	**$2,673**	**$57,318**	**$13,862**	**$21,872**	**$10,406**

(1) Includes expense recognized for the change in fair value of contingent consideration & compensation expense related to cash-based earn-out mechanisms dependent upon continued employment.
(2) Includes the impact of impairments or abandonments of goodwill and other long-lived assets as defined by ASC 350 - "Intangibles-Goodwill and Other" or ASC 360- "Property, plant, and equipment."
(3) Includes the impact of the gain on the sale of Albumprinter, as well as a bargain purchase gain as defined by ASC 805-30 for an acquisition in which the identifiable assets acquired and liabilities assumed are greater than the consideration transferred, that was recognized in general and administrative expense in our consolidated statement of operations during the three months ended September 30, 2017.

41

Cimpress N.V. Q1 FY2018 Earnings Presentation

Reconciliation: Adjusted NOP

TTM, in thousands

	TTM Q1FY16	TTM Q2FY16	TTM Q3FY16	TTM Q4FY16	TTM Q1FY17	TTM Q2FY17	TTM Q3FY17	TTM Q4FY17	TTM Q1FY18
GAAP operating (loss) income	$91,550	$99,271	$77,399	$78,193	$38,300	$4,396	($20,016)	($45,702)	$28,719
Exclude expense (benefit) impact of:									
Acquisition-related amortization and depreciation	$27,138	$31,325	$37,690	$40,834	$41,265	$41,629	$44,258	$46,402	$48,876
Earn-out related charges (1)	$11,887	$11,599	$4,970	$6,378	$22,336	$25,933	$29,932	$40,384	$25,274
Share-based compensation related to investment consideration	$3,874	$4,509	$4,178	$4,835	$8,136	$7,002	$6,209	$9,638	$5,575
Certain impairments (2)	—	$3,022	$40,604	$41,820	$41,820	$38,798	$10,772	$9,556	$9,556
Restructuring related charges	$3,473	$3,429	$2,909	$381	$110	$1,100	$25,890	$26,700	$27,554
Less: Interest expense associated with Waltham lease	($350)	($2,351)	($4,326)	($6,287)	($7,907)	($7,862)	($7,784)	($7,727)	($7,668)
Less: Gain on the purchase or sale of subsidiaries (3)	—	—	—	—	—	—	—	—	($48,380)
Include: Realized (losses) gains on certain currency derivatives not included in operating income	$7,783	$6,924	$6,513	$5,863	$7,435	$10,955	$14,155	$16,474	$13,952
Adjusted NOP	**$145,356**	**$157,729**	**$169,937**	**$172,017**	**$151,495**	**$121,951**	**$103,416**	**$95,725**	**$103,458**

(1) Includes expense recognized for the change in fair value of contingent consideration & compensation expense related to cash-based earn-out mechanisms dependent upon continued employment.
(2) Includes the impact of impairments or abandonments of goodwill and other long-lived assets as defined by ASC 350 - "Intangibles-Goodwill and Other" or ASC 360- "Property, plant, and equipment."
(3) Includes the impact of the gain on the sale of Albumprinter, as well as a bargain purchase gain as defined by ASC 805-30 for an acquisition in which the identifiable assets acquired and liabilities assumed are greater than the consideration transferred, that was recognized in general and administrative expense in our consolidated statement of operations during the three months ended September 30, 2017.

42

Reconciliation: ROIC

TTM, in thousands except percentages

	Q1 FY16	Q2 FY16	Q3 FY16	Q4 FY16	Q1 FY17	Q2 FY17	Q3 FY17	Q4 FY17	Q1 FY18
Total Debt	$655,317	$547,726	$696,647	$678,511	$682,521	$876,113	$891,453	$876,656	$820,801
Redeemable Non-Controlling Interest	$65,120	$64,833	$64,871	$65,301	$64,949	$41,824	$42,604	$45,412	$83,841
Total Shareholders Equity	$110,072	$158,054	$151,783	$166,076	$147,488	$99,819	$84,725	$75,212	$84,503
Excess Cash (1)	($33,271)	—	—	—	—	—	—	—	—
Invested Capital	$797,238	$770,613	$913,301	$909,888	$894,958	$1,017,756	$1,018,782	$997,280	$989,145
Average Invested Capital (2)	$712,325	$742,206	$818,383	$847,760	$872,190	$933,976	$960,346	$982,194	$1,005,741

	TTM Q1FY16	TTM Q2FY16	TTM Q3FY16	TTM Q4FY16	TTM Q1FY17	TTM Q2FY17	TTM Q3FY17	TTM Q4FY17	TTM Q1FY18
Adjusted NOP	$145,356	$157,729	$169,937	$172,017	$151,495	$121,951	$103,416	$95,725	$103,458
Less: Cash Taxes	$13,698	$17,473	$14,728	$19,750	$23,596	$29,314	$44,628	$49,342	$46,156
Adjusted NOPAT	$131,658	$140,256	$155,209	$152,267	$127,899	$92,637	$58,788	$46,383	$57,302
Average Invested Capital (2) (from above)	$712,325	$742,206	$818,383	$847,760	$872,190	$933,976	$960,346	$982,194	$1,005,741
TTM Adjusted ROIC (cash tax)	*18%*	*19%*	*19%*	*18%*	*15%*	*10%*	*6%*	*5%*	*6%*
Adjusted NOPAT (from above)	$131,658	$140,256	$155,209	$152,267	$127,899	$92,637	$58,788	$46,383	$57,302
Less: SBC included in Adjusted NOP (3)	$20,649	$19,696	$19,286	$18,937	$21,017	$27,362	$28,799	$32,733	$32,137
TTM Adjusted NOPAT excluding SBC	$152,307	$159,952	$174,495	$171,204	$148,916	$119,999	$87,587	$79,116	$89,439
Average Invested Capital (2) (From above)	$712,325	$742,206	$818,383	$847,760	$872,190	$933,976	$960,346	$982,194	$1,005,741
TTM Adjusted ROIC excluding SBC (cash tax)	*21%*	*22%*	*21%*	*20%*	*17%*	*13%*	*9%*	*8%*	*9%*

(1) Excess cash is cash and equivalents > 5% of last twelve month revenues; if negative, capped at zero.
(2) Average invested capital represents a four quarter average of total debt, redeemable non-controlling interests and total shareholder equity, less excess cash
(3) Adjusted NOP already excludes SBC related to investment consideration. Here we remove the remaining SBC, so that the Adjusted NOPAT excluding SBC excludes all SBC.

43

Cimpress N.V. Q1 FY2018 Earnings Presentation

Reconciliation: Adjusted EBITDA

Quarterly, in thousands

	Q1 FY16	Q2 FY16	Q3 FY16	Q4 FY16	Q1 FY17	Q2 FY17	Q3 FY17	Q4 FY17	Q1 FY18
GAAP Operating income (loss)	$12,085	$67,609	($17,531)	$16,030	($27,808)	$33,705	($41,943)	($9,656)	$46,613
Depreciation and amortization	$30,226	$31,805	$34,561	$35,527	$35,541	$36,977	$44,522	$42,616	$42,384
Waltham lease depreciation adjustment	($328)	($1,045)	($1,030)	($1,030)	($1,030)	($1,030)	($1,030)	($1,030)	($1,030)
Share-based compensation expense	$6,190	$6,066	$5,897	$5,619	$11,571	$11,277	$6,541	$12,982	$6,912
Proceeds from Insurance	$1,584	$1,553	—	$824	$650	—	$157	—	—
Interest expense associated with Waltham lease	($350)	($2,001)	($1,975)	($1,961)	($1,970)	($1,956)	($1,897)	($1,904)	($1,911)
Earn-out related charges	$289	$3,413	$883	$1,793	$16,247	$7,010	$4,882	$12,245	$1,137
Certain Impairments	—	$3,022	$37,582	$1,216	—	—	$9,556	—	—
Gain on purchase or sale of subsidiaries	—	—	—	—	—	—	—	—	($48,380)
Restructuring related charges	$271	$110	—	—	—	$1,100	$24,790	$810	$854
Realized gains on currency derivatives not included in operating income	$316	$3,319	$1,391	$837	$1,888	$6,839	$4,591	$3,156	($634)
Adjusted EBITDA (1,2)	**$50,283**	**$113,851**	**$59,778**	**$58,855**	**$35,089**	**$93,922**	**$50,168**	**$59,219**	**$45,945**

In Q3 FY16 the definition of adjusted EBITDA used in external reporting was modified to include certain impairment charges and adjust for depreciation related to our Waltham lease resulting in a change to adjusted EBITDA for Q1 and Q2 FY16. Also note that for Q3 FY17, the SBC expense listed here excludes the portion included in restructuring-related charges to avoid double counting.
(1) This presentation uses the definition of adjusted EBITDA as outlined above and therefore does not include the pro-forma impact of acquisitions; however, the senior unsecured notes' covenants allow for the inclusion of pro-forma impacts to adjusted EBITDA.
(2) Adjusted EBITDA includes 100% of the results of our consolidated subsidiaries and therefore does not give effect to adjusted EBITDA attributable to non-controlling interests. This is to most closely align to our debt covenant and cash flow reporting.

44

Reconciliation: Adjusted EBITDA

TTM, in thousands

	TTM Q1FY16	TTM Q2FY16	TTM Q3FY16	TTM Q4FY16	TTM Q1FY17	TTM Q2FY17	TTM Q3FY17	TTM Q4FY17	TTM Q1FY18
GAAP Operating income (loss)	$91,550	$99,271	$77,399	$78,193	$38,300	$4,396	($20,016)	($45,702)	$28,719
Depreciation and amortization	$103,254	$112,164	$124,400	$132,119	$137,434	$142,606	$152,567	$159,656	$166,499
Waltham lease depreciation adjustment	($328)	($1,373)	($2,403)	($3,433)	($4,135)	($4,120)	($4,120)	($4,120)	($4,120)
Share-based compensation expense	$24,523	$24,205	$23,464	$23,772	$29,153	$34,364	$35,008	$42,371	$37,712
Proceeds from Insurance	$1,584	$3,137	$3,137	$3,961	$3,027	$1,474	$1,631	$807	$157
Interest expense associated with Waltham lease	($350)	($2,351)	($4,326)	($6,287)	($7,907)	($7,862)	($7,784)	($7,727)	($7,668)
Earn-out related charges	$11,888	$11,600	$4,971	$6,378	$22,336	$25,933	$29,932	$40,384	$25,274
Certain Impairments	—	$3,022	$40,604	$41,820	$41,820	$38,798	$10,772	$9,556	$9,556
Gain on purchase or sale of subsidiaries	—	—	—	—	—	—	—	—	($48,380)
Restructuring related charges	$2,799	$2,909	$2,909	$381	$110	$1,100	$25,890	$26,700	$27,554
Realized gains on currency derivatives not included in operating income	$7,783	$6,924	$6,513	$5,863	$7,435	$10,955	$14,155	$16,474	$13,952
Adjusted EBITDA (1,2)	**$242,703**	**$259,508**	**$276,668**	**$282,767**	**$267,573**	**$247,644**	**$238,034**	**$238,398**	**$249,254**

In Q3 FY16 the definition of adjusted EBITDA used in external reporting was modified to include certain impairment charges and adjust for depreciation related to our Waltham lease resulting in a change to adjusted EBITDA for Q1 and Q2 FY16. Also note that for Q3 FY17 (and Q4 FY17), the SBC expense listed here excludes the portion included in restructuring-related charges to avoid double counting.
(1) This deck uses the definition of adjusted EBITDA as outlined above and therefore does not include the pro-forma impact of acquisitions; however, the senior unsecured notes' covenants allow for the inclusion of pro-forma impacts to adjusted EBITDA.
(2) Adjusted EBITDA includes 100% of the results of our consolidated subsidiaries and therefore does not give effect to adjusted EBITDA attributable to non-controlling interests. This is to most closely align to our debt covenant and cash flow reporting.

45

Cimpress N.V. Q1 FY2018 Earnings Presentation

Reconciliation: Revenue Growth Rates by Segment

Quarterly

Vistaprint	Q1FY16	Q2FY16	Q3FY16	Q4FY16	Q1FY17	Q2FY17	Q3FY17	Q4FY17	Q1FY18
Reported revenue growth (1)	3%	2%	8%	11%	7%	7%	11%	5%	11%
Currency Impact	5%	5%	2%	—%	1%	2%	1%	1%	(1)%
Revenue growth in constant currency	8%	8%	10%	12%	8%	9%	12%	6%	10%

Upload and Print	Q1FY16	Q2FY16	Q3FY16	Q4FY16	Q1FY17	Q2FY17	Q3FY17	Q4FY17	Q1FY18
Reported revenue growth	98%	112%	201%	94%	72%	63%	22%	10%	22%
Currency Impact	20%	16%	2%	(2)%	1%	3%	5%	4%	(6)%
Revenue growth in constant currency	118%	128%	203%	92%	73%	66%	27%	14%	16%
Impact of TTM Acquisitions	(87)%	(97)%	(178)%	(71)%	(61)%	(55)%	(14)%	—%	—%
Revenue growth in constant currency excl. TTM acquisitions	31%	31%	25%	21%	12%	11%	13%	14%	16%

All Other Businesses	Q1FY16	Q2FY16	Q3FY16	Q4FY16	Q1FY17	Q2FY17	Q3FY17	Q4FY17	Q1FY18
Reported revenue growth	(6)%	(4)%	(7)%	(8)%	(17)%	(7)%	(8)%	6%	7%
Currency Impact	14%	12%	4%	—%	(2)%	—%	(1)%	1%	(2)%
Revenue growth in constant currency	7%	8%	(3)%	(8)%	(19)%	(7)%	(9)%	7%	5%
Impact of TTM Acquisitions and Divestitures	(4)%	—%	—%	—%	—%	—%	—%	—%	35%
Revenue growth in CC excl. TTM acquisitions & divestitures	4%	8%	(3)%	(8)%	(19)%	(7)%	(9)%	7%	40%

National Pen	Q3FY17	Q4FY17	Q1FY18
Reported revenue growth (1)	100%	100%	100%
Impact of acquisition	(100)%	(100)%	(100)%
Year-over-year growth without the acquisition	—%	—%	—%
Impact of pro forma actual revenue growth	(8)%	(5)%	(5)%
Pro forma revenue growth in U.S. dollars	(8)%	(5)%	(5)%
Currency Impact	3%	3%	(2)%
Pro forma revenue growth in constant currency	(5)%	(2)%	(7)%
Impact of discontinued operations	3%	3%	4%
Pro forma revenue growth in constant currency, excluding discontinued operations	(2)%	1%	(3)%

Note: In Q4 FY2015, we recognized deferred revenue related to group buying activities, a net $3.7 million headwind to Vistaprint year-over-year growth rate in Q4FY16.
(1) National Pen's reported revenue growth was 100% since we did not own this business in the year-ago period.

46

Reconciliation: Consolidated Revenue Growth Rates

Quarterly

	Q1 FY15	Q2FY15	Q3FY15	Q4FY15	Q1FY16	Q2FY16	Q3FY16	Q4FY16	Q1FY17	Q2FY17	Q3FY17	Q4FY17	Q1FY18
Reported Revenue Growth	21%	19%	19%	13%	13%	13%	29%	26%	18%	16%	26%	18%	27%
Currency Impact	—%	4%	7%	9%	8%	7%	2%	—%	1%	2%	2%	2%	(3)%
Revenue Growth in Constant Currency	21%	23%	26%	22%	21%	20%	31%	26%	19%	18%	28%	20%	24%
Impact of TTM Acquisitions, Divestitures & JVs	(15)%	(16)%	(15)%	(9)%	(10)%	(10)%	(21)%	(15)%	(13)%	(10)%	(17)%	(11)%	(12)%
Revenue growth in constant currency ex. TTM acquisitions, divestitures & JVs	6%	7%	11%	13%	11%	10%	10%	11%	6%	8%	11%	9%	12%
Reported revenue growth rate ex. TTM acquisitions, divestitures & JVs	6%	3%	4%	3%	3%	3%	8%	11%	6%	6%	9%	7%	15%

Note: Q3FY17, Q4FY17 and Q1FY2018 total company revenue growth in constant currency excluding TTM acquisitions, divestitures and joint ventures excludes the impact of currency and revenue from National Pen.

47

Cimpress N.V. Q1 FY2018 Earnings Presentation

Reconciliation: Revenue Growth Rates

Annual

Total Company	FY14	FY15	FY16	FY17
Reported Revenue Growth	9%	18%	20%	19%
Currency Impact	(1)%	5%	4%	2%
Revenue Growth in Constant Currency	8%	23%	24%	21%
Impact of TTM Acquisitions & JVs	(4)%	(14)%	(13)%	(13)%
Revenue growth in constant currency ex. TTM acquisitions & JVs	4%	9%	11%	8%

FY2017, by Reportable Segments	Vistaprint	Upload & Print	National Pen	All Other Businesses
Reported Revenue Growth	7%	36%	100%	(7)%
Currency Impact	2%	3%	—%	—%
Revenue Growth in Constant Currency	9%	39%	100%	(7)%
Impact of TTM Acquisitions & JVs	—%	(26)%	(100)%	—%
Revenue growth in constant currency ex. TTM acquisitions & JVs	9%	13%	—%	(7)%

48

Reconciliation: Two-year Stacked Constant-Currency Organic Revenue Growth

Quarterly

	Q1FY14	Q2FY14	Q3FY14	Q4FY14	Q1FY15	Q2FY15	Q3FY15	Q4FY15	Q1FY16	Q2FY16	Q3FY16	Q4FY16	Q1FY17	Q2FY17	Q3FY17	Q4FY17	Q1FY18
Reported Revenue Growth	9%	6%	(1)%	21%	21%	19%	19%	13%	13%	13%	29%	26%	18%	16%	26%	18%	27%
Currency Impact	—%	—%	—%	(2)%	—%	4%	7%	9%	8%	7%	2%	—%	1%	2%	2%	2%	(3)%
Revenue Growth in Constant Currency	9%	6%	(1)%	19%	21%	23%	26%	22%	21%	20%	31%	26%	19%	18%	28%	20%	24%
Impact of TTM Acquisitions, Divestitures & JVs	—%	—%	—%	(15)%	(15)%	(16)%	(15)%	(9)%	(10)%	(10)%	(21)%	(15)%	(13)%	(10)%	(17)%	(11)%	(12)%
Revenue growth in constant currency ex. TTM acquisitions, Divestitures & JVs	9%	6%	(1)%	4%	6%	7%	11%	13%	11%	10%	10%	11%	6%	8%	11%	9%	12%

2 Year Stacked	Q1'14+ Q1'15	Q2'14+ Q2'15	Q3'14+ Q3'15	Q4'14+ Q4'15	Q1'15+ Q1'16	Q2'15+ Q2'16	Q3'15+ Q3'16	Q4'15+ Q4'16	Q1'16+ Q1'17	Q2'16+ Q2'17	Q3'16+ Q3'17	Q4'16+ Q4'17	Q1'17+ Q1'18
Year 1	9%	6%	(1)%	4%	6%	7%	11%	13%	11%	10%	10%	11%	6%
Year 2	6%	7%	11%	13%	11%	10%	10%	11%	6%	8%	11%	9%	12%
Year 1 + Year 2	15%	13%	10%	17%	17%	17%	21%	24%	17%	18%	21%	20%	18%

Note: Q3FY17, Q4FY17 and Q1FY18 total company revenue growth in constant currency excluding TTM acquisitions, divestitures and joint ventures excludes the impact of currency and revenue from National Pen.

49

Cimpress N.V. Q1 FY2018 Earnings Presentation